Exhibit 99.1

Net1 BEE Option Expires Unexercised; Company and BBBEE Consortium Evaluating Alternatives

Johannesburg - April 18, 2013 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) (“Net1” or the “Company”) today announced that the one-year option to purchase 8,955,000 shares with an exercise price of $8.96 per share granted to Business Venture Investments 1567 ("BVI"), a special purpose vehicle that represents a consortium of black South Africans, community groups and the Net1 Foundation (the "BBBEE consortium"), has expired unexercised. The Company and the BBBEE consortium are evaluating various alternatives to ensure the Company’s empowerment objectives will be met.

Mr. Mosehla, who represents the BBBEE consortium, has expressed his continued commitment to the Company and will remain a director on the Net1 Board.

"The protracted legal battle with Absa subsidiary AllPay regarding the SASSA tender, recently decided in favor of SASSA and Net1 by a unanimous ruling of the full bench of the South African Supreme Court of Appeal, and the existence of the DOJ/SEC investigations have thwarted any chance that BVI may have had to raise the funds required to exercise the option. I am disappointed that our attempt to embrace South African economic empowerment policies has failed due to circumstances beyond our control," said Dr. Serge Belamant, Chairman and CEO of Net1. "Net1 remains committed to these critical transformative policies and we hope to conclude a new transaction in the near future which will achieve a similar result. We would like to thank Mr. Mosehla for his contributions and continued commitment to the Company despite this unfortunate setback," he concluded.

About Net1 (www.net1.com)

We are a leading provider of alternative payment systems that leverage our Universal Electronic Payment System, or UEPS, to facilitate biometrically secure real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

We operate market-leading payment processors in South Africa, Republic of Korea and Ghana. In addition, our proprietary Mobile Virtual Card technology offers secure mobile payments and banking services in developed and emerging countries.

We have a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:

Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com